Exhibit 99.1

       Contact:   Michael R. Sand,
         President & CEO
       Dean J. Brydon, CFO
                         (360) 533-4747
                         www.timberlandbank.com

Timberland Bancorp’s Third Fiscal Quarter Earnings Per Share Increases 19% to $0.70
•	Year-to-Date Earnings Per Share Increases 27% to $2.09
•	Year-to-date Net Income Increases 44%
•	Integration of South Sound Bank Completed
•	Announces $0.15 Regular Quarterly Dividend

HOQUIAM, WA – July 23, 2019 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income increased to $5.96 million, or $0.70 per diluted common share, for the quarter ended June 30, 2019, compared to $4.42 million, or $0.59 per diluted share for the quarter ended one year ago.  Net income totaled $6.11 million, or $0.72 per diluted common share, for the preceding quarter which was increased by a one-time $1.0 million ($0.12 per share) tax-exempt benefit.

For the first nine months of fiscal 2019, Timberland earned $17.69 million, or $2.09 per diluted common share, a 44% increase in net income and a 27% increase in earnings per diluted common share (“EPS”) from $12.30 million, or $1.64 per diluted common share reported for the first nine months of fiscal 2018.

Timberland’s Board of Directors declared a quarterly cash dividend to shareholders of $0.15 per common share payable on August 29, 2019, to shareholders of record on August 15, 2019.

“We are pleased to report a 44% increase in fiscal year-to-date net income, compared to the prior year’s similar period,” commented Michael Sand, President and CEO.  “With the additional shares issued and outstanding to effect the October, 2018, acquisition of South Sound Bank, year-to-date EPS increased 27% compared to the prior year’s similar period.  The acquisition of South Sound provided Timberland additional opportunities to increase customer relationships along Washington State’s economically important I-5 corridor.  Last week we rebranded the former South Sound branches as Timberland branches and completed the migration of South Sound’s core operating system to Timberland’s system.”

“During the quarter just ended we incurred $435,000 ($344,000 after tax), or $0.04 per share, in conversion related expenses and expect to incur approximately $450,000 ($356,000 after tax) of additional such expenses during our September quarter,” continued Sand.  “Even with the significant conversion related IT costs expensed during the June quarter we improved the quarter’s efficiency ratio to 54.43% from 55.33% for the quarter ended June 30, 2018.”

“The Company’s financial results continue to be strong and after several quarters out of the market we once again entered the market to repurchase Timberland shares.  At June 30, 2019, Timberland had 219,062 shares available to repurchase in accordance with the terms of its current stock repurchase plan.”

Third Fiscal Quarter 2019 Earnings and Balance Sheet Highlights (at or for the period ended June 30, 2019, compared to March 31, 2019, or June 30, 2018):

   Earnings Highlights:
•	Net income increased 35% to $5.96 million from $4.42 million for the comparable quarter one year ago and decreased 3% from $6.11 million for the preceding quarter;
•	EPS for the current quarter increased 19% to $0.70 from $0.59 for the comparable quarter one year ago and decreased 3% from $0.72 from the preceding quarter;
•	EPS for the first nine months of fiscal 2019 increased 27% to $2.09 from $1.64 for the first nine months of fiscal 2018;
•	Return on average assets and return on average equity for the current quarter remained strong at 1.93% and 14.56%, respectively;
•	Net interest margin for the current quarter remained strong at 4.49% compared to 4.18% for the quarter one year ago and 4.51% for the preceding quarter; and

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

•	Efficiency ratio improved to 54.43% for the current quarter from 55.33% for the comparable quarter one year ago and 55.66% from the preceding quarter.

   Balance Sheet Highlights:
•	Total assets increased 24% year-over-year and 1% from the prior quarter;
•	Total deposits increased 22% year-over-year and were level with the prior quarter;
•	Net loans receivable increased 22% year-over-year and were level with the prior quarter; and
•	Book and tangible book (non-GAAP) values per common share increased to $19.93 and $17.86, respectively, at June 30, 2019.

Operating Results

Operating revenue (net interest income before the provision for loan losses, plus non-interest income excluding recoveries on investment securities, gains on sale of investment securities and BOLI payouts) increased 27% to $16.37 million from $12.85 million for the comparable quarter one year ago and increased 5% from $15.66 million for the preceding quarter.  Operating revenue increased 25% to $47.61 million for the first nine months of fiscal 2019 from $38.09 million for the comparable period one year ago.

Net interest income for the current quarter increased 33% to $12.94 million from $9.73 million for the comparable quarter one year ago and increased 2% from $12.73 million for the preceding quarter.  For the first nine months of fiscal 2019 net interest income increased 32% to $38.01 million from $28.79 million for the first nine months of fiscal 2018.

Timberland’s net interest margin (“NIM”) for the current quarter increased to 4.49% from 4.18% for the comparable quarter one year ago and compressed slightly from 4.51% for the preceding quarter.  The NIM for the current quarter was increased by approximately six basis points due to the accretion of $69,000 of the fair value discount on loans acquired in the South Sound Merger and the collection of $88,000 of non-accrual interest.  The NIM for the comparable quarter one year ago was not impacted by accretion or the collection of non-accrual interest.  The NIM for the preceding quarter was increased by approximately 11 basis points due to the accretion of $301,000 of the fair value discount on loans acquired in the South Sound Merger and the collection of $16,000 of non-accrual interest. Timberland’s net interest margin for the first nine months of fiscal 2019 increased to 4.49% from 4.19% for the first nine months of fiscal 2018.

Non-interest income increased 12% to $3.54 million for the current quarter from $3.15 million for the comparable quarter one year ago and decreased 10% from $3.94 million for the preceding quarter.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $968,000 decrease in BOLI income and smaller decreases in several other categories.  BOLI income was higher in the preceding quarter due to a $1.00 million BOLI payout.  Partially offsetting these decreases to non-interest income was a $233,000 increase in ATM and debit card interchange income, a $232,000 increase in gain on sale of loans and smaller increases in several other categories.  The increase in ATM and debit card interchange income was primarily due to an increase in the dollar volume of debit card transactions.  The increase in gain on sale of loans was primarily due to an increase in the dollar amount of fixed rate one- to four-family loans sold.  Fiscal year-to-date non-interest income increased 15% to $10.74 million from $9.36 million for the first nine months of fiscal 2018, primarily due to the increased BOLI income.

Total operating expenses for the current quarter decreased 3% to $8.97 million from $9.28 million for the preceding quarter and increased 26% from $7.12 million for the comparable quarter one year ago.  The decrease in expenses for the current quarter compared to the preceding quarter was primarily due to decreases in salaries and employee benefits expense and data processing related expenses as direct and indirect expenses related to the Bank’s core operating system conversions were lower compared to the preceding quarter.  During the current quarter, system conversion expenses of $435,000 were incurred compared to $616,000 for preceding quarter.  The efficiency ratio improved to 54.43% for the current quarter compared to 55.66% for the preceding quarter and 55.33% for the comparable quarter one year ago.

Fiscal year-to-date operating expenses increased 25% to $26.81 million from $21.52 million for the first nine months of fiscal 2018, primarily as a result of the South Sound Merger and expenses associated with the core operating system conversion.  The efficiency ratio improved for the first nine months of fiscal 2019 to 54.98% from 56.41% for the first nine months of fiscal 2018.

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

The provision for income taxes for the current quarter increased $275,000 to $1.55 million from $1.28 million for the preceding quarter.  Timberland’s effective tax rate was 20.7% for the quarter ended June 30, 2019 compared to 17.3% for the quarter ended March 31, 2019 and 23.2% for the quarter ended one year ago.  The effective tax rate for the quarter ended March 31, 2019 was decreased by approximately 270 basis points due to non-taxable income recorded from a BOLI payout.  The comparison to the quarter one year ago was impacted by the Tax Cuts and Jobs Acts legislation, which was signed into law on December 22, 2017 and decreased the federal corporate income tax rate to 21.0% from 35.0%.  As a result of the new legislation, Timberland used a blended federal income tax rate of 24.5% for its 2018 fiscal year.  Effective with the beginning of the current fiscal year (October 1, 2018) Timberland began using a 21.0% federal income tax rate.

Balance Sheet Management

Total assets increased $6.76 million, or 1%, to $1.25 billion at June 30, 2019, from $1.24 billion at March 31, 2019.  The increase was primarily due to a $15.45 million increase in CDs held for investment and smaller increases in several other categories.  These increases were partially offset by a $3.79 million decrease in investment securities, a $3.75 million decrease in total cash and cash equivalents and smaller decreases in several other categories.

Net loans receivable increased $698,000, during the current quarter to $873.98 million at June 30, 2019, from $873.28 million at March 31, 2019.  The increase was primarily due to a $4.18 million increase in land loans, a $1.79 million net increase in construction loans, a $1.56 million increase in commercial real estate loans, a $1.30 million decrease in undisbursed construction loans in progress and smaller increases in several other categories.  These increases to net loans receivable were partially offset by a $4.44 million decrease in multi-family loans, a $2.89 million decrease in commercial business loans, a $1.36 million decrease in 1-4 family mortgage loans, and smaller decreases in several other categories.

LOAN PORTFOLIO
($ in thousands)	June 30, 2019		March 31, 2019		June 30, 2018
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$129,050	13%	$130,413	13%	$114,148	14%
Multi-family	70,374	7	74,816	8	58,169	7
Commercial	418,778	43	417,223	43	345,543	44
Construction - custom and
owner/builder	130,516	13	120,789	12	113,468	14
Construction - speculative one-to four-family	18,165	2	20,014	2	10,146	1
Construction - commercial	41,805	4	42,157	4	26,347	3
Construction - multi-family	29,400	3	29,399	3	15,225	2
Construction - land
development	3,047	1	8,782	1	3,190	1
Land	26,653	3	22,471	2	23,662	3
Total mortgage loans	867,788	89	866,064	88	709,898	89

Consumer loans:
Home equity and second
mortgage	42,204	4	41,609	4	38,143	5
Other	4,450	1	4,605	1	3,674	1
Total consumer loans	46,654	5	46,214	5	41,817	6

Commercial business loans	65,185	6	68,074	7	43,284	5
Total loans	979,627	100%	980,352	100%	794,999	100%
Less:
Undisbursed portion of
construction loans in
process	(93,176)		(94,471)		(65,674)
Deferred loan origination

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

fees	(2,838)	(2,856)	(2,469)
Allowance for loan losses	(9,631)	(9,741)	(9,532)
Total loans receivable, net	$873,982	$873,284	$717,324
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $3,338, $3,068 and $2,321 at June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

Timberland originated $83.30 million in loans during the quarter ended June 30, 2019, compared to $64.47 million for the preceding quarter and $70.46 million for the comparable quarter one year ago.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of U.S. Small Business Administration (“SBA”) loans.  During the third quarter of fiscal 2019 fixed-rate one- to four-family mortgage loans and SBA loans totaling $19.91 million were sold compared to $12.16 million for the preceding quarter and $17.74 million for the comparable quarter one year ago.

Investment securities and CDs held for investment increased $11.66 million, or 11%, to $121.81 million at June 30, 2019, from $110.18 million at March 31, 2019.  The increase was primarily due to the purchase of additional CDs held for investment.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment and available for sale investment securities, was 23.6% of total liabilities at June 30, 2019, compared to 22.6% at March 31, 2019, and 25.0% one year ago.

DEPOSIT BREAKDOWN ($ in thousands)
	June 30, 2019		March 31, 2019		June 30, 2018
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$287,552	27%	$287,338	27%	$229,201	26%
NOW checking	302,390	28	302,540	29	222,203	25
Savings	163,560	15	165,309	15	148,690	17
Money market	146,132	14	149,150	14	129,559	15
Money market – reciprocal	8,708	1	8,636	1	10,084	1
Certificates of deposit under $250	136,693	13	132,678	12	120,156	14
Certificates of deposit $250 and over	26,301	2	22,736	2	17,637	2
Certificates of deposit – brokered	1,199	--	3,207	--	3,197	--
Total deposits	$1,072,535	100%	$1,071,594	100%	$880,727	100%

Total deposits increased $941,000 during the current quarter to $1.073 billion at June 30, 2019, from $1.072 billion at March 31, 2019.  The quarterly increase consisted of a $5.57 million increase in certificates of deposit account balances and a $214,000 increase in non-interest bearing demand account balances.  These increases were partially offset by a $2.95 million decrease in money market account balances, a $1.75 million decrease in savings account balances and a $150,000 decrease in NOW checking account balances.

Shareholders’ Equity

Total shareholders’ equity increased $3.93 million to $166.27 million at June 30, 2019, from $162.34 million at March 31, 2019.  The increase in shareholders’ equity was primarily due to net income of $5.96 million for the quarter, which was partially offset by dividend payments to shareholders of $2.08 million.

During the quarter, Timberland repurchased 2,831 shares of its common stock for $70,000 (an average price of $24.89 per share).  Timberland had 219,062 shares available to be repurchased on its existing stock repurchase plan at June 30, 2019.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 18.91% and a Tier 1 leverage capital ratio of 12.32% at June 30, 2019.

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

Asset quality remains strong with a non-performing assets to total assets ratio of 0.43% at June 30, 2019, compared to 0.56% one year ago and 0.41% at March 31, 2019.

No provision for loan losses was made for the quarters ended June 30, 2019, March 31, 2019, and June 30, 2018.  There were net charge-offs of $110,000 for the current quarter compared to a net recovery of $208,000 for the preceding quarter and net charge-offs of $12,000 for the comparable quarter one year ago.  The allowance for loan losses to loans receivable was 1.09% at June 30, 2019 compared to 1.10% at March 30, 2019 and 1.31% at June 30, 2018.  The decrease in the allowance for loan losses as a percentage of loans receivable over the past year was primarily a result of an increase in loans from the South Sound Merger.  Included in the recorded value of loans acquired in mergers are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The recorded value of loans acquired in the South Sound Merger was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Merger was $1.57 million at June 30, 2019.  The allowance for loan losses to loans receivable (excluding the remaining balance of the loans acquired in the South Sound Merger) was 1.23% (non-GAAP) at June 30, 2019.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $54,000, or 2%, to $3.52 million at June 30, 2019, from $3.57 million at March 31, 2019, and increased $95,000, or 3%, from $3.43 million one year ago.  Non-accrual loans increased $605,000, or 22%, to $3.35 million at June 30, 2019, from $2.75 million at March 31, 2019, and increased $644,000, or 24%, from $2.71 million one year ago.

NON-ACCRUAL LOANS

($ in thousands)	June 30, 2019		March 31, 2019		June 30, 2019
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$723	4	$568	4	$1,361	7
Commercial	836	2	844	2	598	3
Land	422	4	461	3	295	3
Total mortgage loans	1,981	10	1,873	9	2,254	13

Consumer loans:
Home equity and second
mortgage	606	6	342	4	278	6
Consumer (Other)	14	1	15	1	--	--
Total consumer loans	620	7	357	5	278	6

Commercial business loans	749	10	515	9	174	2
Total loans	$3,350	27	$2,745	23	$2,706	21

OREO and other repossessed assets decreased 19% to $1.72 million at June 30, 2019, from $2.11 million at June 30, 2018, and decreased 15% from $2.01 million at March 31, 2019.  At June 30, 2019, the OREO and other repossessed asset portfolio consisted of 11 individual land parcels and two commercial real estate properties.  During the quarter ended June 30, 2019, one OREO property was sold for a net gain of $33,000.

OREO and OTHER REPOSSESSED ASSETS

($ in thousands)	June 30, 2019		March 31, 2019		June 30, 2018
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Commercial	$186	2	$473	3	$448	2
Land	1,533	11	1,533	11	1,664	11
Total	$1,719	13	$2,006	14	$2,112	13

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy Timberland provides non-GAAP financial measures for tangible common equity along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	June 30, 2019	March 31, 2019	June 30, 2018

Shareholders’ equity	$166,269	$162,338	$120,894
Less goodwill and CDI	(17,275)	(17,395)	(5,650)
Tangible common equity	$148,994	$144,943	$115,244

Total assets	$1,247,310	$1,240,569	$1,006,383
Less goodwill and CDI	(17,275)	(17,395)	(5,650)
Tangible assets	$1,230,035	$1,223,174	$1,000,733

Acquisition of South Sound Bank

On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Merger”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

The South Sound Merger was accounted for as a business combination.  Accordingly, Timberland’s cost to acquire South Sound Bank was allocated to the assets acquired (including identifiable intangible assets) and liabilities assumed of South Sound Bank at their respective estimated fair values as of the acquisition date.  The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill.

The following table summarizes the fair value of consideration transferred, the estimated fair value of the assets acquired and liabilities assumed at October 1, 2018, and the resulting goodwill from the transaction ($ in thousands):

Total merger consideration	$ 35,170

Assets
Cash and cash equivalents	$ 21,187
Certificates of deposits (“CDs”) held for investment	2,973
FHLB stock	205
Investment securities	24,724
Loans receivable	121,544
Premises and equipment	3,337
Other real estate owned (“OREO”)	25
Bank owned life insurance (“BOLI”)	2,629
Accrued interest receivable	554
Mortgage servicing rights	281
Other assets	576

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

Core deposit intangible (“CDI”)	2,483
Total assets	$ 180,518

Liabilities
Deposits	$ 151,538
Other liabilities and accrued expenses	3,291
Total liabilities	$ 154,829

Fair value of net assets acquired	$ 25,689

Goodwill	$ 9,481

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the expected cost savings, synergies and other financial benefits from our acquisition of South Sound Bank might not be realized within the expected time frames or at all; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	June 30,	March 31,	June 30,
(unaudited)	2019	2019	2018
Interest and dividend income
Loans receivable	$12,459	$12,216	$9,530
Investment securities	339	297	51
Dividends from mutual funds, FHLB stock and other investments	43	39	31
Interest bearing deposits in banks	1,344	1,289	845
Total interest and dividend income	14,185	13,841	10,457

Interest expense
Deposits	1,248	1,113	730
Total interest expense	1,248	1,113	730
Net interest income	12,937	12,728	9,727

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	12,937	12,728	9,727

Non-interest income
Service charges on deposits	1,175	1,190	1,137
ATM and debit card interchange transaction fees	1,090	857	921
Gain on sale of loans, net	520	288	435
Bank owned life insurance (“BOLI”) net earnings	188	1,156	134
Servicing income on loans sold	110	117	121
Gain on sale of investment securities, net	47	--	--
Recoveries on investment securities, net	27	9	19
Other	381	323	378
Total non-interest income	3,538	3,940	3,145

Non-interest expense
Salaries and employee benefits	4,501	4,867	3,912
Premises and equipment	998	993	795
Loss on disposition of premises and equipment, net	--	8	--
Advertising	177	175	205
OREO and other repossessed assets, net	145	52	(92)
ATM and debit card processing	364	389	334
Postage and courier	131	138	104
State and local taxes	237	209	169
Professional fees	267	184	368
FDIC insurance	72	97	101
Loan administration and foreclosure	73	84	76
Data processing and telecommunications	987	1,068	465
Deposit operations	391	364	285
Amortization of CDI	120	110	--
Other, net	504	539	400
Total non-interest expense, net	8,967	9,277	7,122

Income before income taxes	7,508	7,391	5,750
Provision for income taxes	1,552	1,277	1,334
Net income	$5,956	$6,114	$4,416

Net income per common share:
Basic	$0.71	$0.74	$0.60
Diluted	0.70	0.72	0.59

Weighted average common shares outstanding:
Basic	8,338,637	8,310,074	7,345,618
Diluted	8,482,360	8,464,650	7,535,157

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts)	June 30,	June 30,
(unaudited)	2019	2018
Interest and dividend income
Loans receivable	$36,457	$28,342
Investment securities	915	147
Dividends from mutual funds, FHLB stock and other investments	121	83
Interest bearing deposits in banks	3,849	2,209
Total interest and dividend income	41,342	30,781

Interest expense
Deposits	3,332	1,996
Total interest expense	3,332	1,996
Net interest income	38,010	28,785

Provision for loan losses	--	--
Net interest income after provision for loan losses	38,010	28,785

Non-interest income
Service charges on deposits	3,581	3,447
ATM and debit card interchange transaction fees	2,896	2,648
Gain on sale of loans, net	1,194	1,427
BOLI net earnings	1,502	407
Servicing income on loans sold	375	354
Gain on sale of investment securities, net	47	--
Recoveries on investment securities, net	68	55
Other	1,081	1,026
Total non-interest income	10,744	9,364

Non-interest expense
Salaries and employee benefits	13,974	11,862
Premises and equipment	2,946	2,361
Loss (gain) on disposition of premises and equipment, net	8	(113)
Advertising	543	591
OREO and other repossessed assets, net	247	114
ATM and debit card processing	1,174	982
Postage and courier	379	340
State and local taxes	642	498
Professional fees	687	829
FDIC insurance	243	242
Loan administration and foreclosure	244	247
Data processing and telecommunications	2,667	1,427
Deposit operations	1,049	815
Amortization of CDI	339	--
Other, net	1,665	1,324
Total non-interest expense, net	26,807	21,519

Income before income taxes	21,947	16,630
Provision for income taxes	4,262	4,331
Net income	$17,685	$12,299

Net income per common share:
Basic	$2.13	$1.68
Diluted	2.09	1.64
Weighted average common shares outstanding:
Basic	8,313,913	7,328,702
Diluted	8,468,212	7,518,447

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2019	2019	2018
Assets
Cash and due from financial institutions	$24,169	$23,957	$19,552
Interest-bearing deposits in banks	146,666	150,629	137,274
Total cash and cash equivalents	170,835	174,586	156,826

Certificates of deposit (“CDs”) held for investment, at cost	81,184	65,737	63,132
Investment securities:
Held to maturity, at amortized cost	37,645	41,361	7,951
Available for sale, at fair value	2,979	3,078	1,176
FHLB stock	1,437	1,437	1,190
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	3,338	3,068	2,321

Loans receivable	883,613	883,025	726,856
Less: Allowance for loan losses	(9,631)	(9,741)	(9,532)
Net loans receivable	873,982	873,284	717,324

Premises and equipment, net	23,090	22,852	18,515
OREO and other repossessed assets, net	1,719	2,006	2,112
BOLI	20,866	20,707	19,673
Accrued interest receivable	3,759	3,702	2,797
Goodwill	15,131	15,131	5,650
CDI	2,144	2,264	--
Mortgage servicing rights, net	2,372	2,322	1,980
Other assets	3,829	6,034	2,736
Total assets	$1,247,310	$1,240,569	$1,006,383

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$287,552	$287,338	$229,201
Deposits: Interest-bearing	784,983	784,256	651,526
Total deposits	1,072,535	1,071,594	880,727

Other liabilities and accrued expenses	8,506	6,637	4,762
Total liabilities	1,081,041	1,078,231	885,489

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,340,928 shares issued and outstanding – June 30, 2019 8,336,419 shares issued and outstanding – March 31, 2019 7,395,927 shares issued and outstanding – June 30, 2018	43,398	43,351	14,162
Unearned shares issued to Employee Stock Ownership Plan (“ESOP”)	--	--	(199)
Retained earnings	122,904	119,032	107,065
Accumulated other comprehensive loss	(33)	(45)	(134)
Total shareholders’ equity	166,269	162,338	120,894
Total liabilities and shareholders’ equity	$1,247,310	$1,240,569	$1,006,383

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2019	2019	2018
PERFORMANCE RATIOS:
Return on average assets (a)	1.93%	2.01%	1.78%
Return on average equity (a)	14.56%	15.45%	14.87%
Net interest margin (a)	4.49%	4.51%	4.18%
Efficiency ratio	54.43%	55.66%	55.33%

	Nine Months Ended
	June 30,		June 30,
	2019		2018
PERFORMANCE RATIOS:
Return on average assets (a)	1.94%		1.68%
Return on average equity (a)	14.86%		14.21%
Net interest margin (a)	4.49%		4.19%
Efficiency ratio	54.98%		56.41%

	June 30,	March 31,	June 30,
	2019	2019	2018
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$3,350	$2,745	$2,706
Loans past due 90 days and still accruing	--	--	428
Non-performing investment securities	303	343	433
OREO and other repossessed assets	1,719	2,006	2,112
Total non-performing assets (b)	$5,372	$5,094	$5,679

Non-performing assets to total assets (b)	0.43%	0.41%	0.56%
Net charge-offs (recoveries) during quarter	$ 110	$ (208)	$ 12
Allowance for loan losses to non-accrual loans	287%	355%	352%
Allowance for loan losses to loans receivable (c)	1.09%	1.10%	1.31%
Troubled debt restructured loans on accrual status (d)	$2,916	$2,928	$2,960

CAPITAL RATIOS:
Tier 1 leverage capital	12.32%	12.17%	11.80%
Tier 1 risk-based capital	17.74%	17.52%	16.98%
Common equity Tier 1 risk-based capital	17.74%	17.52%	16.98%
Total risk-based capital	18.91%	18.72%	18.24%
Tangible common equity to tangible assets (non-GAAP)	12.11%	11.85%	11.53%

BOOK VALUES:
Book value per common share	$19.93	$ 19.47	$ 16.35
Tangible book value per common share (e)	17.86	17.39	15.58
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Loans receivable does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $292, $299 and $155 reported as non-accrual loans at June 30, 2019, March 31, 2019 and June 30, 2018, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	June 30, 2019		March 31, 2019		June 30, 2018
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$886,460	5.62%	$876,688	5.57%	$727,807	5.24%
Investment securities and FHLB stock (1)	47,677	3.21	43,923	3.06	13,378	2.45
Interest-bearing deposits in banks and CDs	219,070	2.45	208,760	2.50	189,120	1.79
Total interest-earning assets	1,153,207	4.92	1,129,371	4.90	930,305	4.50
Other assets	82,113		87,299		60,395
Total assets	$1,235,320		$1,216,670		$990,700

Liabilities and Shareholders’ Equity
NOW checking accounts	$300,330	0.30%	$288,429	0.29%	$214,526	0.21%
Money market accounts	154,238	0.82	158,762	0.79	142,557	0.57
Savings accounts	163,122	0.07	162,702	0.06	147,881	0.06
Certificates of deposit accounts	162,237	1.68	155,227	1.50	142,285	1.12
Total interest-bearing deposits	779,927	0.64	765,120	0.59	646,979	0.45

Total interest-bearing liabilities	779,927	0.64	765,120	0.59	646,979	0.45

Non-interest-bearing demand deposits	288,308		281,240		220,511
Other liabilities	3,405		11,994		4,456
Shareholders’ equity	163,680		158,316		118,754
Total liabilities and shareholders’ equity	$1,235,320		$1,216,670		$990,700

Interest rate spread		4.28%		4.31%		4.05%
Net interest margin (2)		4.49%		4.51%		4.18%
Average interest-earning assets to
average interest-bearing liabilities	147.86%		147.61%		143.79%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2019 Earnings
July 23, 2019

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($ in thousands)
(unaudited)
	For the Nine Months Ended
	June 30, 2019		June 30, 2018
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$874,943	5.56%	$718,099	5.26%
Investment securities and FHLB Stock (1)	41,972	3.29	13,003	2.36
Interest-bearing deposits in banks and CD’s	212,785	2.41	185,405	1.59
Total interest-earning assets	1,129,700	4.88	916,507	4.48
Other assets	86,616		59,704
Total assets	$1,216,316		$976,211

Liabilities and Shareholders’ Equity
NOW checking accounts	$289,926	0.29%	$214,828	0.21%
Money market accounts	156,538	0.73	140,186	0.50
Savings accounts	162,136	0.07	144,191	0.06
Certificates of deposit accounts	157,688	1.50	140,194	1.03
Total interest-bearing deposits	766,288	0.58	639,399	0.42

Total interest-bearing liabilities	766,288	0.58	639,399	0.42

Non-interest-bearing demand deposits	288,624		217,388
Other liabilities	2,681		3,997
Shareholders’ equity	158,723		115,427
Total liabilities and shareholders’ equity	$1,216,316		$976,211

Interest rate spread		4.30%		4.06%
Net interest margin (2)		4.49%		4.19%
Average interest-earning assets to
average interest-bearing liabilities	147.42%		143.34%

          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets